UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant   X
Filed by a Party other than the Registrant

Check the appropriate box:
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            Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
   X       Definitive Proxy Statement
            Definitive Additional Materials
            Soliciting Material under Rule 14a-12

FIRST PULASKI NATIONAL CORPORATION
(Name of Registrant as Specified In Its Charter)

________________________________________________________________
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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            fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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FIRST PULASKI NATIONAL CORPORATION
PULASKI, TENNESSEE 38478

MARK A. HAYES
CHAIRMAN OF THE BOARD

April 6, 2012

Dear Shareholder:

    You are cordially invited to attend the Annual Meeting of Shareholders of First Pulaski National Corporation (the "Company"), the holding company for First National Bank of Pulaski. The meeting will be held in the Cox & Curry Center of First National Bank of Pulaski (the "Bank") at 206 South First Street, Pulaski, Tennessee 38478, on Thursday, April 26, 2012, at 2:00 p.m., local time.

    The Notice of Annual Meeting of Shareholders and Proxy Statement appearing on the following pages describe the formal business to be transacted at the meeting. During the meeting, we will also report on the operations of the Company. Directors and officers of the Company will be present to respond to appropriate questions of shareholders. A copy of the Company's Annual Report to Shareholders for the year 2011 is also included with this mailing.

     It is important that your shares are represented at this meeting, whether or not you attend the meeting in person and regardless of the number of shares you own. To make sure your shares are represented, we urge you to complete and mail the enclosed proxy card. If you attend the meeting, you may vote in person even if you have previously mailed a proxy card. There will be a registration table in the lobby of the Bank where you should report upon your arrival in order that we may properly register your vote, whether by proxy or in person.

    We look forward to seeing you at the meeting.

                                                                                                                        Sincerely,

                                                                                                                        /s/ Mark A. Hayes
                                                                                                                        Mark A. Hayes
                                                                                                                        Chairman of the Board

FIRST PULASKI NATIONAL CORPORATION
206 SOUTH FIRST STREET
PULASKI, TENNESSEE 38478

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
To Be Held On April 26, 2012

        NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of First Pulaski National Corporation (the "Company") will be held in the Cox & Curry Center of First National Bank of Pulaski located at 206 South First Street, Pulaski, Tennessee 38478, on Thursday, April 26, 2012, at 2:00 p.m., local time, for the following purposes:

(1)         To elect thirteen (13) directors of the Company;

(2)         To ratify the appointment of Crowe Horwath LLP as the Company's independent registered public accounting firm for the fiscal year ending
              December 31, 2012; and

(3)         To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.

              NOTE: The Board of Directors is not aware of any other business to come before the meeting.

        Any action may be taken on the foregoing proposals at the meeting on the date specified above or on any date or dates to which, by original or later adjournment, the meeting may be adjourned. Shareholders of record at the close of business on March 20, 2012 are entitled to notice of and to vote at the meeting and any adjournments or postponements thereof.

        You are requested to complete and sign the enclosed form of proxy, which is solicited by the Board of Directors, and to mail it promptly in the enclosed postage-paid envelope. If you attend the meeting and wish to vote in person you may revoke your proxy at that time and vote by ballot.

                                                                                                                        BY ORDER OF THE BOARD OF DIRECTORS

                                                                                                                        /s/Tracy Porterfield
                                                                                                                        Tracy Porterfield
                                                                                                                        CORPORATE SECRETARY

Pulaski, Tennessee
April 6, 2012

IMPORTANT: THE PROMPT RETURN OF PROXIES WILL SAVE THE COMPANY THE EXPENSE OF FURTHER REQUESTS FOR PROXIES IN ORDER TO ENSURE A QUORUM. A SELF-ADDRESSED ENVELOPE IS ENCLOSED FOR YOUR CONVENIENCE. NO POSTAGE IS REQUIRED IF MAILED IN THE UNITED STATES.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS
Important Notice Regarding the Availability of Proxy Materials for the
Annual Stockholder Meeting to be Held on April 26, 2012

        Pursuant to rules promulgated by the Securities and Exchange Commission, we have provided access to these proxy statement materials (which includes this proxy statement, a proxy card and our 2011 Annual Report) both by sending you this full set of proxy statement materials, including a proxy card, and by notifying you of the availability of such materials on the Internet.

        This proxy statement, the Company's 2011 Annual Report and a proxy card are available at http://www.fnbforyou.com/financials.asp.

        The Annual Meeting of Shareholders will be held April 26, 2012 at 2:00 p.m., local time, in the Cox & Curry Center of First National Bank of Pulaski at 206 South First Street, Pulaski, Tennessee 38478. In order to obtain directions to attend the Annual Meeting of Shareholders, please call Tracy Porterfield, our Corporate Secretary, at (931) 363-2585.

        The Proposals to be voted upon at the Annual Meeting of Shareholders, all of which are more completely set forth in this proxy statement, are as follows:

(1)         To elect thirteen (13) directors of the Company;

(2)         To ratify the appointment of Crowe Horwath LLP as the Company's independent registered public accounting firm for the fiscal year ending
              December 31, 2012; and

(3)         To consider and act upon such other matters as may properly come before the meeting or any adjournments thereof.

            Our Board of Directors recommends that you vote FOR the approval of Proposal #1 and Proposal #2.

PROXY STATEMENT
OF
FIRST PULASKI NATIONAL CORPORATION
206 SOUTH FIRST STREET
PULASKI, TENNESSEE  38478
(931) 363-2585

ANNUAL MEETING OF SHAREHOLDERS
APRIL 26, 2012

        This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of First Pulaski National Corporation (the "Company") to be used at the Annual Meeting of Shareholders of the Company (the "Meeting"). The Company is the holding company for First National Bank of Pulaski (the "Bank"). The Meeting will be held in the Cox & Curry Center of First National Bank of Pulaski at 206 South First Street, Pulaski, Tennessee 38478, on Thursday April 26, 2012, at 2:00 p.m., local time. This Proxy Statement and the enclosed proxy card are being first mailed to shareholders on or about April 5, 2012.

VOTING AND PROXY PROCEDURE

        Shareholders Entitled to Vote. Shareholders of record as of the close of business on March 20, 2012 ("the Voting Record Date") are entitled to one vote for each share of common stock, $1.00 par value per share (the "Common Stock"), of the Company then held. At the close of business on the Voting Record Date, the Company had 1,570,878 shares of Common Stock issued and outstanding held by 1,596 shareholders of record.

        If your Company Common Stock is held in street name, you will receive instructions from your broker, bank or other nominee that you must follow in order to have your shares voted. Your broker or bank may allow you to deliver your voting instructions via the telephone or the Internet. If you wish to change your voting instructions after you have returned your voting instructions form to your broker or bank, you must contact your broker or bank.

        Quorum. The presence, in person or by proxy, of at least a majority of the total number of outstanding shares of Common Stock entitled to vote is necessary to constitute a quorum at the Meeting. Abstentions and broker non-votes will be counted as shares present and entitled to vote at the Meeting for purposes of determining the existence of a quorum.

        Voting. The Board of Directors solicits proxies so that each shareholder has the opportunity to vote on the proposals to be considered at the Meeting. When a proxy card is returned to the Company properly signed and dated, the shares represented thereby will be voted in accordance with the instructions on the proxy card. Where no instructions are indicated, proxies will be voted FOR the nominees for directors set forth below and FOR the ratification of the appointment of Crowe Horwath LLP as the Company's independent registered public accounting firm. If a shareholder attends the Meeting, he or she may revoke his or her proxy and vote by ballot.

        The directors to be elected at the Meeting will be elected by a plurality of the votes cast by shareholders present in person or by proxy and entitled to vote. The ratification of Crowe Horwath LLP as the Company's independent registered public accounting firm and other matters submitted to shareholders but not proposed in this Proxy Statement will be approved if the number of shares of Common Stock voted in favor of the proposal exceeds the number of shares of Common Stock voted against it. The Company's Charter provides that shareholders are not permitted to cumulate their votes for the election of directors. Votes may be cast for, or withheld from, each nominee. So long as a quorum is present, votes that are withheld will have no effect on the outcome of the approval of the nominees to the Company's Board of Directors or the ratification of the appointment of Crowe Horwath LLP as the Company's independent registered accounting firm. Pursuant to the rules of the New York Stock Exchange ("NYSE"), if your broker does not receive instructions from you, your broker will not be able to vote your shares in the election of directors. Therefore, it is very important that you instruct your broker how you wish your shares to be voted on these matters.

        Revocation of a Proxy. Shareholders who execute proxies retain the right to revoke them at any time. Proxies may be revoked by written notice delivered in person or mailed to the Corporate Secretary of the Company or by filing a later proxy prior to a vote being taken on a particular proposal at the Meeting. Attendance at the Meeting will not automatically revoke a proxy, but a shareholder in attendance may request a ballot and vote in person, thereby revoking a prior granted proxy.

        Proxy Solicitation. The Company's directors, executive officers and other employees, not specifically employed for this purpose, may solicit proxies by personal interview, mail, telephone or facsimile. They will not be paid additional remuneration for their efforts. This proxy solicitation will be paid for by the Company. The Company may reimburse brokers, custodians and nominees for their expenses in sending proxies and proxy materials to beneficial owners. The Company will pay the cost of proxy solicitation, including expenses in connection with preparing, assembling and mailing this proxy statement.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

       Persons and groups who beneficially own in excess of 5% of the Company's Common Stock are required to file certain reports with the Securities and Exchange Commission ("SEC"), and provide a copy to the Company, disclosing such ownership pursuant to the Securities Exchange Act of 1934, as amended ("Exchange Act"). Management knows of no persons who beneficially owned more than 5% of the outstanding shares of Common Stock at the close of business on March 20, 2012.

        The following table sets forth information regarding the beneficial ownership of the Company's Common Stock as of March 20, 2012 (unless otherwise noted), for:

  each of the Company's directors and nominees.

  each of the Company's executive officers named in the Summary Compensation Table; and

  all of the Company's directors and executive officers as a group.

        The percentages of shares outstanding provided in the tables are based on 1,570,878 voting shares outstanding as of March 20, 2012. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Unless otherwise indicated, each person or entity named in the table has sole voting and investment power with respect to all shares of stock listed as owned by that person. The number of shares shown also includes the interest of certain persons in shares held by family members in their own right and in shares that the person has the right to acquire within sixty (60) days following March 20, 2012. Shares issuable upon exercise of options that are exercisable within sixty days following March 20, 2012 are considered outstanding for the purpose of calculating the percentage of outstanding shares of the Company's Common Stock held by the individual, but not for the purpose of calculating the percentage of outstanding shares held by any other individual.

Name (1)	Number of Shares Beneficially Owned	Number of Shares That May be Acquired Within 60 Days Following March 20, 2012 by Exercising Options	Percent of Shares Outstanding
Directors
David E. Bagley	10,169 (2)	0	0.65%
James K. Blackburn, IV	6,564 (3)	500	0.45%
Wade Boggs	12,047 (4)	0	0.77%
James H. Butler	9,095 (5)	0	0.58%
William Lyman Cox (6)	13,683 (7)	0	0.87%
Gregory G. Dugger	8,037 (8)	0	0.51%
Charles D. Haney	11,295 (9)	0	0.72%
Donald A. Haney (6) (10)	3,098 (11)	5,000	0.51%
Mark A. Hayes (6) (10)	14,387 (12)	0	0.92%
Linda Lee Rogers	5,102 (13)	0	0.32%
R. Whitney Stevens, Jr.	2,500 (14)	0	0.16%
Larry K. Stewart	8,057 (15)	0	0.51%
Bill Yancey	9,148 (16)	0	0.58%
Named Executive Officers
James T. Cox (17)	20,565 (18)	0	1.31%
Tracy Porterfield (10)	2,771	1,500	0.27%
Milton H. Nesbitt	1,650	0	0.11%

Directors and Executive Officers as a group (16 persons)	138,168	7,000	9.20%

________________________

(1)        The address of all parties shown in this table is 206 South First Street, Pulaski, Tennessee 38478.
(2)        Includes 632 shares held by Bagley & Bagley Insurance Company, 9,224 shares held by Raymond James & Association Inc. for benefit of David Bagley and
             313 shares held as custodian for child.
(3)        Mr. Blackburn has pledged 3,638 shares of Company Common Stock beneficially owned by him.
(4)        Includes 6,023 shares held by wife. Mr. Boggs has pledged 120 shares of Company Common Stock beneficially owned by him.
(5)        Includes 8,312 shares held jointly with wife and 783 shares held jointly with three children and grandchild.
(6)        Mr. Cox, Mr. Haney and Mr. Hayes are also Named Executive Officers of the Company.
(7)        Includes 93 shares held by wife and 815 shares held by children. Mr. Cox has pledged 2,938 shares of Company Common Stock beneficially owned by him.
(8)        Includes 1,665 shares held by Raymond James & Association for benefit of Gregory G. Dugger IRA.
(9)        Includes 7,678 shares held jointly with wife, 513 shares held by wife, 201 shares held jointly with wife as trustee for children and 2,903 shares in trust for employees of Physicians & Surgeons, Inc.
(10)      Mr. Haney, Mr. Hayes and Mr. Porterfield serve as Trustees for the First National Bank of Pulaski Employee Profit Sharing Plan, pursuant to which they have the ability to vote the shares held by the Plan and allocated to individual participant accounts. The shares reflected in the above table do not include shares held by the First National Bank of Pulaski Employee Profit Sharing Plan for which these individuals have the right to vote as trustees.
(11)      Includes 60 shares held jointly with wife and children, 700 shares held by Raymond James & Association for benefit of Donald A. Haney IRA, 685 shares held jointly with wife, 190 shares held by CGM IRA Custodian for benefit of wife and 2 shares held by daughter.
(12)      Includes 12,238 shares held jointly with wife, 5 shares held by children and 500 shares held by Raymond James & Association for benefit of Mark Hayes IRA.
(13)      Includes 220 shares held by husband.
(14)      Held jointly with wife.
(15)      Includes 7,457 shares held jointly with wife and 600 shares held jointly with children.
(16)      Held jointly with wife.

(17)      Mr. Cox ceased to be an executive officer on April 29, 2011, but still serves as the Bank's Senior Officer.
(18)      Includes 2,829 shares held by wife and 14,817 shares held by Raymond James and Associates Inc. for benefit of James T. Cox IRA.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Pursuant to rules promulgated under the Exchange Act, the Company's directors, executive officers and any person holding more than ten percent (10%) of the Common Stock are required to report their ownership of the Common Stock and any changes in that ownership to the SEC. These persons are also required by SEC regulations to furnish the Company with copies of these reports. Specific due dates for these reports have been established and the Company is required to report any failure to file by these dates.

        Based solely on a review of the reports furnished to the Company and written representations from the Company's directors and executive officers, the Company believes that all of these filing requirements were satisfied by the Company's directors, executive officers and ten percent (10%) holders during the 2011 fiscal year.

PROPOSAL NO. 1
ELECTION OF DIRECTORS

General

        The Bylaws of the Company currently state that the Board of Directors shall consist of not less than five (5) or more than thirty-five (35) members. Currently, the Board of Directors of the Company is made up of thirteen (13) members. The Board of Directors of the Company also serves as the Board of Directors of the Bank.

        The persons herein named will be elected to hold office until the next annual meeting of shareholders and until their successors have been elected and qualified. Unless otherwise directed, it is the intention of the persons named in the proxy to vote the shares covered thereby for the nominees designated by the Company's Board of Directors as listed below.

        It is intended that the proxies solicited by the Company's Board of Directors will be voted FOR the election of the nominees named in the table below. If any nominee is unable to serve, the shares represented by all valid proxies will be voted for the election of such substitute as the Company's Board of Directors may recommend or the Board of Directors may adopt a resolution to amend the Company's Bylaws and reduce the size of the Board of Directors. At this time the Board of Directors knows of no reason why any nominee might be unavailable to serve and each of the nominees has consented to serve if elected.

        The table below sets forth certain information regarding the nominees for election at the Meeting including the length that each person has been a director and the principal occupation or employment of such person for the last five (5) years. The information describing the current position and prior business experience of each of the nominees below contains information regarding the person's service as a director, business experience, public reporting company director positions held currently or at any time during the last five years and the experiences, qualifications, attributes or skills that caused the Board of Directors to determine that the person should serve as a director for the Company.

Nominees	Age	Served as Director Since	Principal Occupation or Employment for Last Five (5) Years
David E. Bagley	58	4/22/93

President, Bagley &
Bagley Insurance, Inc. since 1989.
Mr. Bagley's experience provides the Board with critical experience in insurance matters. In addition, Mr. Bagley also provides the Board with his financial expertise as a successful small business owner.

James K. Blackburn, IV	69	4/07/83

Owner, Lairdland Farm since 1970;
Real Estate Broker since 1974.
Mr. Blackburn's experience provides the Board with critical experience in commercial and consumer real estate matters. Mr. Blackburn also possesses substantial small company management experience, specifically within the region in which the Company conducts its business.

Wade Boggs	48	4/20/95

Commercial Rental Property and
    Investments;
Real Estate Broker, Co-owner, Butler Realty since 1/1/2009; employed as a real estate broker at Butler Realty from 2006-2008.
Mr. Boggs provides the Board with additional expertise in matters relating to commercial and consumer real estate matters.

James H. Butler	65	4/05/84

Real Estate Broker, Owner, Butler Realty until 12/31/2008. Mr. Butler continues to serve as a real estate broker at Butler Realty since his sale of the company.
Mr. Butler's familiarity with the area's commercial and consumer real estate environment is useful to the Company's Board. In addition, Mr. Butler has small business management experience and an extensive network of contacts in the local business community.

Nominees	Age	Served as Director Since	Principal Occupation or Employment for Last Five (5) Years
William Lyman Cox	40	4/24/08

Executive Vice President and Senior Loan Officer of the Bank since September 2007. Previously Mr. Cox served as Vice President of the Bank managing its Lincoln County operations from April 2000 to September 2007.
Mr. Cox has extensive experience as a banker in the Company's market area and is a community leader that is actively involved in a number of community activities. His involvement in the day to day operations of the Bank allows him to provide the Board of Directors with company-specific experience and expertise.

Gregory G. Dugger	62	4/22/93

Dentist
Dr. Dugger has owned and operated his dental practice since 1974. Dr. Dugger has extensive experience as a dentist in the communities that the Company serves, is a successful small business owner and is actively involved in a number of community activities in the Company's market area.

Charles D. Haney (1)	57	4/22/93

Physician
Dr. Haney has been a physician at Physicians & Surgeons, Inc. since 1979. Dr. Haney has extensive experience as a physician in the communities that the Company serves, is a successful small business owner and is actively involved in a number of community activities in the Company's market area.

Nominees	Age	Served as Director Since	Principal Occupation or Employment for Last Five (5) Years
Donald A. Haney	54	4/24/08

President of the Company and the Bank and Chief Operating Officer of the Bank since April 2008. Previously Mr. Haney served as Senior Vice President and Chief Operating Officer of the Bank from April 2004 to April 2008.
Mr. Haney has considerable experience as a banker and extensive experience as a manager in the Company's market area and is a community leader that is actively involved in a number of community activities. His considerable knowledge of the Bank's history and his involvement in the day to day operations of the Bank allow him to provide the Board of Directors with company-specific experience and expertise.

Mark A. Hayes	50	8/14/01

Chairman and Chief Executive Officer of the Company and the Bank since April 2008. Previously Mr. Hayes served as President and Chief Executive Officer of the Company and the Bank from April 2003 to April 2008.
Mr. Hayes's extensive experience in the local banking industry and involvement in business and civic organizations in the communities in which the Bank operates affords the Board valuable insight regarding the business and operation of the Bank. Mr. Hayes's knowledge of all aspects of the Company's and the Bank's business position him well to continue to serve as our Chairman and Chief Executive Officer.

Linda Lee Rogers	60	4/27/06	Teacher (retired) Ms. Rogers is actively involved in a number of community activities in the Company's market area.

Nominees	Age	Served as Director Since	Principal Occupation or Employment for Last Five (5) Years
R. Whitney Stevens, Jr.	64	4/27/06

Attorney
Mr. Stevens began practicing as an attorney in 1975 and has had his own practice since 2002. Mr. Stevens's over 36 years of legal practice in the Lincoln County, Tennessee area, during which he has represented a broad array of corporate and municipal clients, contribute to the breadth and depth of experience on the Board through the inclusion of a member with an understanding of a broad range of legal and regulatory matters.

Larry K. Stewart	64	4/30/09

Owner of Electrical Construction Business since 1976.
Mr. Stewart has extensive experience as the owner of a small service-based business with operations in the Company's market area. He is also actively involved in a number of community activities in the Company's market area.

Bill Yancey	67	4/04/91

Farmer since 1970.
Mr. Yancey has extensive knowledge of agricultural related businesses located in the Company's market area and is well known among the agriculture community within the Company's market area.

____________________________

(1)  Dr. Haney is the brother of Donald A. Haney, the Bank's President and Chief Operating Officer and a nominee for director.

        Unless directed otherwise by the shareholders, the enclosed proxy will be voted FOR the election of the nominees for directors listed. The Company's management has no reason to believe at this time that the persons so nominated will be unable or will decline to serve if elected.

Director Independence

        The Board of Directors has determined that each of the following directors is an "independent director" within the meaning of the listing standards of the NYSE:

David Bagley;	Linda Rogers;
James K. Blackburn, IV;	R. Whitney Stevens, Jr.;
Wade Boggs;	Larry K. Stewart; and
James H. Butler;	Bill Yancey.
Gregory G. Dugger;

        When determining the independence of the members of the Company's Board of Directors, the Board of Directors considered the following transactions between the Company or the Bank and the directors:

  Bagley & Bagley Insurance, Inc., of which Mr. Bagley is president, sold insurance to the Bank in 2011;
  Messrs. Boggs and Butler received real estate commissions from the Bank for the sale of real property acquired by the Bank from borrowers;
  Mr. Stevens's law firm provided legal services to the Bank; and
  Stewart Electric Co., Inc., of which Mr. Stewart is the owner, performed services for the Bank in 2011.

Nomination Matters

        The Board of Directors of the Company has a Nominations and Compensation Committee which is responsible for recommending director nominees for election to the Board of Directors.

        When considering potential candidates for nomination to the Company's Board of Directors, including those recommended by the Company's shareholders, the Nominations and Compensation Committee reviews the potential candidates in light of the requirements and minimum qualifications set forth in the Company's Professional and Corporate Governance Guidelines (the "Corporate Governance Guidelines") as well as the requirements set out in the Company's Bylaws. As set out in the Corporate Governance Guidelines, candidates for membership to the Company's Board of Directors should possess the following characteristics:

  Integrity;
  Independence;
  Objectivity;
  Informed Judgment;
  Financial Literacy;
  Mature Confidence; and
  High Standards.

        The Corporate Governance Guidelines also provide that each candidate should contribute knowledge, experience or skills in the following areas:

  Accounting and Finance;
  Business Judgment;
  Understanding of Management;
  Crisis Response;
  Industry Knowledge;
  Leadership; or
  Strategy and Vision.

        The Nominations and Compensation Committee, along with the Board of Directors, is authorized under the terms of the Corporate Governance Guidelines, to select potential candidates for membership on the Board of Directors. These candidates are identified by members of the Nominations and Compensation Committee and the members of the Board of Directors through conversations with other members of the Board of Directors, members of senior management and other members of the communities served by the Company as well as by shareholders making recommendations in accordance with the provisions contained in the Company's Bylaws, as summarized below. Candidates represent individuals who three-fourths of the members of the Board of Directors have approved contacting to determine possible interest of such individual in serving on the Board of Directors should a vacancy arise or additional directors be added to the Board of Directors. In making recommendations for nominees to the board of directors, the Nominations and Compensation Committee seeks to include directors who, when taken together with the other nominees and continuing directors, will create a board of directors that offers a diversity of education, professional experience, background, age, gender, perspective, viewpoints and skill.

        As discussed above, the Nominations and Compensation Committee will consider nominees recommended by any shareholder of the Company who delivers timely notice of the nomination in proper written form to the Company's secretary at the Company's principal executive office. To be timely, the notice must be received not less than 120 days prior to the anniversary of the date that the previous year's proxy statement was mailed to shareholders if the annual meeting at which the director would be elected, if nominated, is held within 30 days of the anniversary of the prior year's meeting. The notice must include certain biographical information about both the proposed nominee and the shareholder submitting the proposal as well as disclose the number of shares of Company Common Stock owned by each of the proposed nominee and the shareholder making the proposal. The proposal must also contain the proposed nominee's written consent to being named as a nominee in the proxy statement and to serving on the Board of Directors if nominated and subsequently elected. For a more complete summary of the procedure you are encouraged to consult the Company's Bylaws.

Board Leadership Structure

        The Board of Directors appointed the Company's Chief Executive Officer as Chairman because he is the director most familiar with the Company's business and industry, and as a result is best suited to effectively identify strategic priorities and lead the discussion and execution of strategy. The Board of Directors believes that the combined position of Chairman and Chief Executive Officer promotes a unified direction and leadership for the board of directors and gives a single, clear focus for the chain of command for our organization, strategy and business plans. The Board of Directors believes that the Company's current leadership structure with the combined Chairman/Chief Executive Officer leadership role enhances the Chairman/Chief Executive Officer's ability to provide insight and direction on important strategic initiatives to both management and the independent directors.

Board's Role in Risk Oversight

        While the Board of Directors has the ultimate oversight responsibility for the risk management process, various committees of the Board of Directors assist the Board of Directors in fulfilling its oversight responsibilities in certain areas of risk. In particular, the Audit Committee focuses on financial and enterprise risk exposures, including internal controls, and discusses with management, the internal auditors, and the independent registered public accountants the Company's policies with respect to risk assessment and risk management, including risks related to fraud, liquidity, credit operations and regulatory compliance. The Audit Committee also assists the board in fulfilling its duties and oversight responsibilities relating to the Company's compliance and ethics programs, including compliance with legal and regulatory requirements.

Communications with Directors

        The Company's Board of Directors has established procedures for the Company's shareholders to communicate with members of the Board of Directors. Shareholders can communicate with any of the Company's directors, including the chairperson of any of the committees of the Board of Directors, by writing to a director c/o First Pulaski National Corporation, 206 South First Street, P.O. Box 289, Pulaski, Tennessee 38478.

Attendance at Annual Meeting

        The Board of Directors has adopted a policy stating that directors are strongly encouraged to attend the annual meeting of shareholders each year. In order to encourage director attendance at the annual meeting of shareholders, a meeting of the Board of Directors is held immediately following the annual meeting of shareholders each year. All of the members of the Board of Directors attended the 2011 Annual Meeting of Shareholders.

Code of Conduct

        The Company has adopted a code of conduct for its senior executive and financial officers (the "Code of Conduct"), a copy of which will be provided to any person, without charge, upon request to the Company at 206 South First Street, P.O. Box 289, Pulaski, Tennessee 38478, Attention: Corporate Secretary. The Company will make any legally required disclosures regarding amendments to, or waivers of, provisions of its Code of Conduct in accordance with the rules and regulations of the SEC.

DESCRIPTION OF THE BOARD & COMMITTEES

        In 1999, the Company established a Nominations and Compensation Committee. Prior to this action, the functions of this committee were handled by the Bank's Nominations and Compensation Committee. Decisions regarding the Company's audit process are made by the joint Audit Committee of the Board of Directors of the Bank and the Company, subject to the approval of the Board of Directors of the Bank and of the Board of Directors of the Company as a whole. The Board of Directors of the Company holds regular meetings every quarter and special meetings as called.

        Members of the Company's and the Bank's joint Nominations and Compensation Committee are David Bagley, James K. Blackburn and Wade Boggs, each of whom is "independent" within the meaning of the listing standards of the NYSE. The joint Nominations and Compensation Committee is responsible for recommending to the Board of Directors individuals to serve as directors and is also responsible for recommending the compensation levels of certain of the Bank's executive officers. The joint Nominations and Compensation Committee does not have a written charter. The joint Nominations and Compensation Committee held seven (7) meetings during 2011. Compensation decisions for the Company's Chief Executive Officer and Senior Officer, are made by the joint Nominations and Compensation Committee. The agenda for meetings of the Nominations and Compensation Committee is determined by its Chairman with the assistance of the Company's Secretary to the Board and the Company's Chief Executive Officer. Meetings of this committee are regularly attended by the Chairman of the Board and Chief Executive Officer and the President and Chief Operating Officer of the Bank. When considering the compensation of Mr. Hayes and Mr. James T. Cox, the Nominations and Compensation Committee meets in executive session. The Nominations and Compensation Committee's Chairman reports the committee's recommendations on executive compensation to the Board of Directors. The Company's human resources and accounting departments support the Nominations and Compensation Committee in its duties and may be delegated authority to fulfill certain administrative duties regarding the Company's and the Bank's compensation programs.

        The Audit Committee is a separately-designated standing audit committee, established in accordance with Section 3(a)(58)(A) of the Exchange Act, which reviews annual and interim reports of the independent registered public accounting firm and provides advice and assistance regarding the accounting, auditing and financial reporting practices of the Company and the Bank and operates under the terms of a written charter. A copy of the written charter of the Audit Committee, which was amended on March 10, 2009, is not available on the Company's website but is attached to this proxy statement as Appendix A. The current members of the Audit Committee are David E. Bagley, James K. Blackburn, Wade Boggs, James H. Butler, R. Whitney Stevens, Jr. and Bill Yancey, each of whom, is "independent" within the meaning of the NYSE listing standards and the rules and regulations of the SEC (other than Mr. Stevens who, because of his law firm's provision of services to the Bank in 2011 while "independent" within the meaning of the NYSE listing standards, is not independent under the rules and regulations of the SEC). The Audit Committee met a total of fourteen (14) times during 2011. Notwithstanding the relationship between the Bank and Mr. Stevens's law firm described above, the Board of Directors of the Company determined to appoint Mr. Stevens to the Audit Committee in 2008 and to continue his membership on the committee because it believed that Mr. Stevens provided a level of expertise, financial sophistication and active engagement that is beneficial to the Audit Committee.

        While the Board of Directors believes that certain of its Audit Committee members are financially literate and have a level of financial sophistication necessary to serve on the Audit Committee, it has determined that the Company does not have an "audit committee financial expert" as defined by the SEC's rules and regulations serving on the Audit Committee. The Board of Directors believes, however, that the current members of the Company's Board of Directors provide a breadth of experience and level of community relationships that are important to the Company and that the Company does not believe that it could attract an additional director that meets the requirements of an "audit committee financial expert" who also has those similar relationships. In making its determination, the Board of Directors particularly considered the size and nature of the Company's business and the importance of knowledge of the local communities served by the Bank.

        Membership on the Bank's Executive and Loan Committee consisted of all members of the Company's and the Bank's Board of Directors with the exception of Dr. Charles D. Haney. The Executive and Loan Committee is responsible for reviewing the Bank's loan portfolio and approving certain loans that exceed internally specified lending limits. The Bank's Executive and Loan Committee met twelve (12) times in 2011.

        During the fiscal year ended December 31, 2011, the Board of Directors of the Company held an organizational meeting after the annual shareholders meeting and four (4) regularly scheduled quarterly meetings and the Board of Directors of the Bank held twelve (12) meetings. All of the directors who serve on the Board of Directors of the Bank also serve on the Company's Board of Directors. During 2011, no incumbent director attended fewer than 75% of the total number of meetings of the Company's and the Bank's Board of Directors and any of the committees upon which such director serves. The Board of Directors of the Bank formed a Strategic Planning Committee in 2003. This committee, consisting of Wade Boggs, Charles D. Haney and Bill Yancey, meets only when needed and did not meet in 2011.

THE BOARD OF DIRECTORS OF THE COMPANY RECOMMENDS THAT YOU VOTE "FOR" EACH OF THE NOMINEES.

EXECUTIVE COMPENSATION

Risk Assessment of Compensation Policies

        The Board of Directors has reviewed the Company's compensation policies as generally applicable to the Company's employees and believes that the Company's policies do not encourage excessive and unnecessary risk taking, and that the level of risk that they do encourage is not reasonably likely to have a materially adverse effect on the Company.

Compensation Discussion and Analysis

        General. Matters of executive compensation, including cash incentive payments, for the Company's Chairman of the Board and Chief Executive Officer and the Bank's Senior Executive Officer (prior to his transition to Senior Officer in April 2011) are determined by the joint Nominations and Compensation Committee of the Board of Directors of the Company and the Bank subject to the approval of the Board of Directors of the Company and the Bank. We refer to the Nominations and Compensation Committee as the "Compensation Committee" in this discussion. Matters of executive compensation for the Company's President, Chief Financial Officer, Senior Loan Officer and Senior Credit Officer, who together with the Company's Chief Executive Officer and the Bank's Senior Executive Officer constitute the Company's named executive officers, are determined by the Chief Executive Officer of the Company. James T. Cox ceased to be an executive officer in April 2011 and became the Bank's Senior Officer.

        Philosophy and Objectives. The objectives of the Company's compensation program are to attract and retain qualified individuals that will execute our business strategy, uphold our values and deliver results and long-term value to our shareholders. We also seek to reward the Company's executive officers for their individual performance and the performance of the Company. It is the intent of the Compensation Committee and the Board of Directors to offer a compensation program to the Company's executives that is competitive with other financial institutions of similar size and demographics. The Compensation Committee's philosophy for an executive officer emphasizes an overall analysis of the executive's performance for the year, projected role and responsibilities, required impact on execution of the Company's strategy, external pay practices and other factors that the Compensation Committee deems appropriate. The Compensation Committee also considers employee retention when establishing the total compensation for the Company's named executive officers.

        The compensation program is designed to reward the executive in achieving targeted results that impact the Companys strategic objectives as outlined in its mission statement. Those objectives are as follows:

  To maximize shareholder value as an independent community bank;
  To provide superior customer products and services to the communities we serve;
  To maintain a rewarding environment that offers equal opportunity to all employees, while projecting an image of integrity and professionalism; and
  To provide leadership in the communities we serve that helps to improve the quality of life for their citizens.

        Principal Components of Compensation. Historically, the principal components of compensation for named executive officers have been:

  base salary;
  annual cash incentive compensation opportunity;
  retirement and other benefits; and
  equity-based compensation.

        The Company and the Bank have historically paid each element above to their employees (including executive officers) to maintain the ability to recruit and retain a viable workforce that seeks to meet or exceed the performance expectations of its shareholders. Market surveys are reviewed by the Compensation Committee on an annual basis to ensure overall compensation practices are within industry norms but the Compensation Committee does not specifically benchmark against other companies' compensation.

        At our 2011 Annual Meeting of Shareholders, we held our first shareholder advisory vote on the compensation of our named executive officers and our shareholders overwhelmingly approved our fiscal year 2010 executive compensation program. Of the 918,469 votes cast, 850,394, or 92.6%, were in favor of approval. The Compensation Committee has considered the results of the vote on our 2010 executive compensation program and concluded that the shareholders support the Company's compensation policies and procedures which the Compensation Committee believes provide a competitive pay-for-performance package that effectively incentivizes our named executive officers and encourages long-term retention. The Company's strong financial performance in fiscal year 2011 reinforces the Compensation Committee's view that our executive compensation program is achieving its objectives, and the Compensation Committee made no significant changes to the program during the year. The Compensation Committee will continue to consider shareholder views about our core compensation principles and objectives when determining executive compensation.

        Base Salary. The Company seeks to provide base salaries for its executive officers that provide a secure level of guaranteed cash compensation in accordance with the executive officer's experience, professional status and job responsibilities. The Compensation Committee has historically allocated a significant portion of the named executive officers' total compensation to current year base salary rather than equity-based awards or incentive-based cash compensation.  The Compensation Committee has utilized this approach in an effort to reduce the amount of dilution to existing shareholders that typically accompanies equity-based awards and because it believes that a higher guaranteed component of cash compensation is necessary to recruit and retain executive officers to serve in the Company's primary markets. Compensation decisions for each of the executive officers were generally made on the anniversary date of each individual officer's initial hire date, leading to compensation decisions being made at different times of the year for each of the executive officers. Each year the Compensation Committee reviews and approves a base salary for the Chief Executive Officer, Mark A. Hayes, and the Bank's Senior Executive Officer, James T. Cox, taking into account several factors, including prior year base salary, responsibilities, tenure, performance, salaries paid by other financial institutions of a similar size in similar markets that participated in the Tennessee Bankers Association 2010 Financial Institutions Compensation Survey and Crowe Horwath LLP 2010 Southeast Region Survey, of which there were 118 and 106 such banks, the Company's overall pay scale and the Company's recent performance. Taking into consideration these factors, the Compensation Committee approved an increase of 3.0% to the base salary of Mr. Hayes in February 2011 and an additional increase of 3.0% in July of 2011 when compared to the prior year. No increase was approved for Mr. James T. Cox in 2011 and Mr. Cox's salary was reduced by 46% in July of 2011 to reflect his transition to becoming the Bank's Senior Officer. The Company's Chief Executive Officer, who establishes the compensation for the other named executive officers besides Mr. James T. Cox, approved cost of living increases based on the criteria above of 2.0% for Mr. Haney in October 2010, 2.0% for Mr. Porterfield in December 2010, 2.0% for Mr. William Lyman Cox in January 2011 and 2.0% for Mr. Nesbitt in January 2011 when compared to the prior period.

        Cash Incentive Compensation. In addition to base salary, the Compensation Committee has historically approved a cash incentive plan to provide the Company's employees, including the named executive officers, with the potential for enhanced cash compensation based on the extent to which budgeted performance targets set in advance by the Compensation Committee are met. Net earnings of the Bank as compared to budgeted net earnings of the Bank are used to determine the amount of cash incentive to be awarded. In addition, the Compensation Committee and the Board of Directors may in their discretion reduce or increase the size of any individual award based on each individual's performance. Cash incentive payments for executive officers, including the Senior Executive Officer and the Chief Executive Officer, are made in a manner similar to the cash incentive payments made to all full-time employees of the Bank or the Company, with the amount awarded typically amounting to one and a half weeks to two weeks of the employee's base salary. In 2009 and 2010, due to weakened economic conditions and the Company's financial performance, the Committee decided to not establish a cash incentive plan for those years. In 2011, the Compensation Committee similarly did not establish a cash incentive plan; however, as a result of improved economic conditions and the better than expected financial performance of the Company, the Compensation Committee decided that the payment of cash incentive compensation for the Company's associates other than the named executive officers for 2011 performance was warranted. In the fourth quarter of 2011, the Company's Chief Executive Officer met with the Compensation Committee and requested that, in light of the significantly improved operating results of the Company in 2011 and the fact that the Company's named executive officers had not received a cash incentive payment for 2009 or 2010 performance, the Compensation Committee approve the payment of a cash bonus of $15,000 to Mr. Haney and $12,000 to each of Messrs. Porterfield, William Lyman Cox and Nesbitt. The Compensation Committee approved the request and also, while in executive session and without the prompting of Mr. Hayes, the Compensation Committee approved a recommendation to the Board of Directors, which met in executive session and approved payment of a $20,000 cash bonus to Mr. Hayes.

        Retirement and Other Benefits. All full-time employees of the Company and the Bank are eligible to participate in the Bank's Profit Sharing Plan which serves as the employee's retirement plan for the organization. The Bank has historically contributed approximately 15% of each eligible employee's salary to the Profit Sharing Plan annually, which it did in 2011. All full-time employees are eligible to receive a contribution after meeting the plan's eligibility requirements. The Bank's contribution to the plan is then allocated to the plan participants based upon the plan's allocation formula with its primary factor being the participant's cash compensation for the year.

        The Bank also offers all full-time employees other employment related benefits such as health insurance, dental insurance, life insurance and disability insurance. These plans are funded according to plan design and eligibility requirements determined by bank management in accordance with federal and state laws governing such plans.

        Employment Agreements. On December 22, 2010, the Bank entered into employment agreements (each an "Employment Agreement" and collectively, the "Employment Agreements") with Mr. Hayes, Mr. Porterfield, Mr. Haney and Mr. William Lyman Cox, each with a three year term. Pursuant to the terms of their respective Employment Agreements, Mr. Hayes serves as Chairman and Chief Executive Officer of the Bank and currently receives a base salary of $233,534 per year, an increase of $13,406 from his base salary in 2010, Mr. Porterfield serves as the Chief Financial Officer of the Bank and currently receives a base salary of $133,501 per year, an increase of $12,157 from his base salary in 2010, Mr. Haney serves as President and Chief Operating Officer of the Bank and currently receives a base salary of $185,000 per year, and increase of $10,734 from his base salary in 2010 and Mr. William Lyman Cox serves as Executive Vice President and Senior Loan Officer of the Bank and currently receives a base salary of $136,117, an increase of $2,669 from his base salary in 2010. Messrs. Hayes, Porterfield, Haney and Cox are also eligible to participate in an annual incentive program, which may be based on certain financial targets and personal performance goals, as well as being entitled to certain vacation benefits, life insurance, expense reimbursement and the ability to participate in any employee benefit plan of the Bank generally available to the Bank's employees or senior officers.

        Pursuant to the Employment Agreements, in the event the executive is terminated without cause (as defined in the Employment Agreements) or if the executive terminates his employment for good reason (as defined in the Employment Agreements), the executive will be entitled to receive his earned, but unpaid compensation, vested and accrued benefits under the Bank's ERISA-based employee benefit plans and accrued but unreimbursed expenses through the date of termination as well the continuation of the payment of base salary for a period of twelve (12) months. If the Bank terminates the employment of the executive without cause (as defined in the Employment Agreements) and the executive elects to continue his health insurance coverage under COBRA, the Bank will also be required to pay the Bank's portion of premiums for continuation of the executive's health benefits for twelve (12) months following his termination. The Employment Agreements further provide that in the event the executive's employment is terminated by the Bank without cause (as defined in the Employment Agreements) or by the executive for any reason, the executive will be prohibited from competing with the Bank, soliciting or hiring certain employees of the Bank, or inducing certain customers of the Bank to cease doing business with the Bank, in each case for a period of twelve (12) months in any county in Tennessee which the Bank has a branch at the time of termination or at the time the Employment Agreement was entered into.

        In considering the multiples of base salary that a terminated executive officer would be entitled to receive following his or her termination, the Compensation Committee considered the need to be able to competitively recruit and retain talented executive officers who often times seek protection against the possibility that they might be terminated without cause or be forced to resign without cause. When considering the multiples, the Compensation Committee also sought to provide benefits at a level that it believed would provide appropriate compensation for the executive officer in the event of consummating a transaction that, although possibly detrimental to the individual's employment prospects with the resulting company, would be beneficial to the Company's shareholders.

        Equity-Based Compensation. Prior to 2007, the Compensation Committee periodically awarded stock options to the Company's executive officers pursuant to the Company's 1997 Stock Option Plan in an effort to link a portion of the named executive officers' compensation to generation of long-term shareholder value. In 2007, the Compensation Committee began awarding shares of restricted stock to the Company's named executive officers in lieu of stock options. These awards, which were made pursuant to the terms of the Company's 2007 Equity Incentive Plan (the "2007 Plan") and similarly seek to link a portion of the named executive officers' compensation to generation of long-term shareholder value vest on the first anniversary following the grant date. The Compensation Committee chose to award restricted shares to the named executive officers in 2011 in lieu of stock options because restricted shares do not require the named executive officer to pay an exercise price to acquire the underlying shares. For companies whose shares have limited trading activity, like the Company, an award recipient that is required to pay cash to exercise stock options may be much more limited in his or her ability to sell a portion of the underlying shares to cover the exercise price than an award recipient from a company whose shares are more heavily traded. In the case of the Company, whose shares have traded at prices near $50.00 per share in recent years, the named executive officers were also being required to make large payments to the Company to exercise a stock option, with limited ability to liquidate the underlying shares to cover the exercise price. In addition, restricted shares result in less dilution to the remaining shareholders because they are full value awards that typically are granted in smaller amounts than options. The Compensation Committee believes that equity-based compensation in the form of stock options and restricted stock awards serves to align executive officer performance with the creation of long-term shareholder value. The Compensation Committee, however, seeks to balance this objective with limiting dilution to the Company's existing shareholders as a result of stock option and restricted stock awards. In 2011, the Company awarded 1,250 shares of restricted stock to named executive officers under the 2007 Plan. The restrictions on these shares lapse on the one year anniversary of the grant date, at which time they become taxable to the recipient.

        Board and Committee Fees. Mr. Hayes, Mr. Haney and Mr. William Lyman Cox received fees for their service on the Boards of Directors of the Bank and the Company, which fees were deferrable pursuant to the terms of a deferred compensation plan described in more detail below under the heading "Director Compensation". Earnings on amounts deferred prior to June 1, 2010 by Mr. Hayes accrued interest at a rate of 7.2% during 2011. Earnings on amounts deferred by Mr. Haney and Mr. William Lyman Cox prior to June 1, 2010 accrued interest at a rate of 5.3% during 2011. Earnings on amounts deferred by Mr. Hayes, Mr. Haney and Mr. William Lyman Cox after June 1, 2010 accrued interest at a rate of 6.2% during 2011. On June 1, 2010, the Company amended the deferred compensation plan as described in more detail below under the heading "Director Compensation" to provide that deferrals for certain participants, including Mr. Hayes, Mr. Haney and Mr. William Lyman Cox, are elective rather than mandatory and that deferrals after June 1, 2010 will bear interest at an annual rate equal to the daily average of the 10-Year Treasury Note for the previous year plus three percent (3%). The amendments were adopted in part to reduce volatility raised by the varying interest accrual rates for participants in the plan prior to June 1, 2010 and to more accurately reflect the current interest rate environment. Under the terms of this plan, Mr. Hayes, Mr. Haney and Mr. William Lyman Cox will be entitled to receive 180 monthly payments following their retirement from the Board, or if earlier, their death, disability or earlier separation from service on the Board. The Bank has purchased life insurance on the lives of Mr. Hayes, Mr. Haney and Mr. William Lyman Cox, for which the Bank is the beneficiary, to help fund the payment of benefits payable to Mr. Hayes, Mr. Haney and Mr. William Lyman Cox under this plan. For more information on the plan please see page 22.

        2011 Compensation Determinations. In setting the 2011 compensation of Mr. James T. Cox and Mr. Hayes, the Compensation Committee did not use the services of any compensation consultant. The Compensation Committee did, however, review survey information of compensation levels for chief executive officers and presidents of banks and bank holding companies of a similar size in similar markets that participated in the Tennessee Bankers Association 2010 Financial Institutions Compensation Survey and Crowe Horwath LLP 2010 Southeast Region Survey, of which there were 118 and 106 such banks, respectively. The Compensation Committee also reviewed compensation surveys of peer group data prepared by third-party providers that were not hired as consultants. Decisions regarding the 2011 compensation levels for Mr. James T.

Cox and Mr. Hayes were made in view of these sources of information with the intent to compensate Mr. James T. Cox and Mr. Hayes at levels that were comparable to the executives and chief executive officers of other financial institutions of similar size that are located in similar markets with an emphasis on cash compensation in lieu of equity-based compensation. In determining 2011 compensation levels, the Compensation Committee further reviewed the Bank's and the Company's overall financial performance in 2010, considering, in particular, asset quality and growth, net income, earnings per share and return on equity compared to the previous year and compared to other similar banks in the Bank's market areas. The Compensation Committee also considered Mr. James T. Cox's and Mr. Hayes's direct business contribution to the Bank. For 2011, Mr. James T. Cox's base salary was $144,513 and Mr. Hayes's base salary was $229,770. Mr. James T. Cox and Mr. Hayes each received a bonus award as part of their targeted total compensation. Mr. James T. Cox received a $3,194 and Mr. Hayes received a $20,000 bonus for 2011. Mr. James T. Cox was not awarded any equity-based compensation during 2011. Mr. Hayes was awarded 350 shares of restricted stock during 2011, the forfeiture restrictions of which lapse on the one year anniversary of the date of grant.

        The 2011 compensation levels for Donald A. Haney, the Company's President, William Lyman Cox, the Bank's Executive Vice President and Senior Loan Officer, Tracy Porterfield, the Company's Chief Financial Officer, and Milton H. Nesbitt, the Bank's Executive Vice President and Senior Credit Officer were based on similar criteria and considerations as those of Mr. James T. Cox and Mr. Hayes, and were approved by the Chief Executive Officer of the Company. For 2011, Mr. Haney's base salary was $177,293, Mr. Porterfield's base salary was $122,381, Mr. William Lyman Cox's base salary was $136,254 and Mr. Nesbitt base salary was $96,873. Mr. Haney received $15,000, Mr. Porterfield received $12,000, Mr. Lyman Cox received $12,000 and Mr. Nesbitt received $12,000 bonuses in 2011. Mr. Haney, Mr. Porterfield, Mr. William Lyman Cox and Mr. Nesbitt received restricted stock awards of 300 shares, 300 shares, 150 shares and 150 shares respectively, during 2011, the forfeiture restrictions of which lapse on the one year anniversary of the date of grant.

        2012 Compensation Decisions. For 2012, current base salaries have been set at, $245,211, $185,000, $133,501, $142,923, $101,766 and $102,000 for Messrs. Hayes, Haney, Porterfield, William Lyman Cox, Nesbitt and James T. Cox respectively. The Compensation Committee also established criteria for cash incentive compensation for each of the named executive officers for the 2012 fiscal year. The Company's named executive officers may be awarded some combination of options, stock appreciation rights or restricted shares in the future, the vesting of which may be tied to the continued service of the executive officer over a period of time or certain performance goals.

        Tax Deductibility and Other Matters. As part of its role, the Compensation Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that the Company may not deduct compensation of more than $1,000,000 that is paid to certain individuals. The Company believes that compensation paid under the incentive plans is generally fully deductible for federal income tax purposes. However, in certain situations, the Compensation Committee may approve compensation that will not meet these requirements in order to ensure competitive levels of total compensation for the Company's executive officers.

        On October 22, 2004, the American Jobs Creation Act of 2004 was signed into law, changing the tax rules applicable to nonqualified deferred compensation arrangements. The Company believes it is operating in good faith compliance with the statutory provisions which were effective January 1, 2005.

        Beginning on January 1, 2006, the Company began accounting for stock-based payments including those issued under its 2007 Plan in accordance with the requirements of FASB ASC Topic 718. In 2011, the Company incurred expense related to the shares of restricted stock granted to the named executive officers in 2010. This expense is reflected in the Summary Compensation Table appearing on page 18.

Compensation Committee Report

        The Nominations and Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Nominations and Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement and the Company's Annual Report on form 10-K for the fiscal year ended December 31, 2011.

Wade Boggs, Chairman
David E. Bagley
James K. Blackburn, IV

Summary Compensation Table

        The following information is provided for Mark A. Hayes, the Chairman of the Board and Chief Executive Officer of the Company and the Bank, Tracy Porterfield, the Company's and the Bank's Chief Financial Officer, James T. Cox, the former Senior Executive Officer of the Bank and current Senior Officer of the Bank, Donald A. Haney, the President of the Company and the Bank and Chief Operating Officer of the Bank, William Lyman Cox, the Bank's Executive Vice President and Senior Loan Officer and Mitlon H. Nesbitt, the Bank's Executive Vice President and Senior Credit Officer. Messrs. Hayes, Porterfield, James T. Cox, Haney, William Lyman Cox and Nesbitt are collectively the Company's "Named Executive Officers".

        For 2011, "Salary" accounted for approximately 68.9% of the total compensation of the Named Executive Officers, "Bonus" accounted for approximately 5.1% of the total compensation of the Named Executive Officers, equity incentive plan compensation accounted for approximately 3.4% of the total compensation of the Named Executive Officers and retirement and benefits accounted for approximately 22.6% of the total compensation of Named Executive Officers. In 2010, the comparable percentages were 79.0%, 0.0%, 5.5% and 15.5%, respectively.

2011 SUMMARY COMPENSATION TABLE

(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
							Change in
							Pension Value
							and Nonqualified
						Non-Equity	Deferred
				Stock	Option	Incentive Plan	Compensation	All Other
Name and		Salary	Bonus	Awards (1)	Awards	Compensation	Earnings (2)	Compensation (3)	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)
Mark A. Hayes	2011	$229,770	$20,000	$14,200	$-	$-	$65,132	$55,219	$384,321
Chairman and CEO of the	2010	219,978	-	19,250	-	-	28,499	36,525	304,252
Company and the Bank	2009	212,613	-	19,250	-	-	49,512	38,960	320,335

Tracy Porterfield	2011	122,381	12,000	13,000	-	-	-	19,381	166,762
Chief Financial Officer and	2010	119,340	-	15,500	-	-	-	9,128	143,968
Secretary/Treasurer of the	2009	116,000	-	16,500	-	-	-	8,916	141,416
Company and Chief Financial
Officer and Cashier of the Bank

Don A. Haney	2011	177,293	15,000	12,000	-	-	2,331	46,827	253,451
President of the Company and	2010	171,949	-	15,500	-	-	215	32,969	220,633
the Bank and Chief Operating	2009	164,601	-	16,500	-	-	(1,085)	32,374	212,390
Officer of the Bank

William Lyman Cox	2011	136,254	12,000	6,750	-	-	3,306	42,210	200,520
Executive Vice President and	2010	133,620	-	7,500	-	-	21	30,212	171,353
Senior Loan Officer of the Bank	2009	129,840	-	8,250	-	-	(1,574)	29,035	165,551

Milton H. Nesbitt	2011	96,873	12,000	6,750	-	-	-	14,513	130,136
Executive Vice President and
Senior Credit Officer of the Bank

James T. Cox,	2011	144,513	3,194	-	-	-	23,082	25,907	196,696
former Senior Executive Officer	2010	189,432	-	-	-	-	9,824	16,600	215,856
of the Bank	2009	189,432	-	-	-	-	10,279	16,230	215,941

__________________

(1) The amount in column (e) reflects the aggregate grant date fair value for the awards as of the date of grant in accordance with FASB ASC Topic 718. The restrictions on these shares lapse on the one year anniversary of the date of grant. All awards were issued pursuant to the terms of the 2007 Plan.

(2) Represents the change in actuarial present value of the Named Executive Officers' account balance under the Company's Amended and Restated Directors' Deferred Compensation Plan (the "Director Plan"). For more information regarding the Director Plan see "Director Compensation" below. The present value is calculated assuming that the value of the benefit increases until the director's normal retirement date in an amount necessary to fund the Company's obligation to the director under the plan applying a discount rate equal to 5.00%. In 2011, due to the low interest rate environment, the Company changed the discount rate of the Director Plan from 6.00% to 5.00%. This change in the discount rate accounted for a total increase in amounts in column (h) of $69,160 in 2011. Also includes the preferential portion of interest earned on the defined contribution portion of the Director Plan, which is defined as the portion in excess of 120% of the applicable federal long-term rate.

(3) Represents for the fiscal years 2011, 2010 and 2009, respectively (i) Company contributions to a defined contribution plan in the amount of $20,806, $13,879 and $13,570 for Mr. James T. Cox, $32,624, $16,093 and $15,452 for Mr. Hayes, $17,495, $8,783 and $8,571 for Mr. Porterfield, $25,102, $12,536 and $12,186 for Mr. Haney, $19,411, $9,800 and $9,310 for Mr. William Lyman Cox and $14,227 in 2011 for Mr. Nesbitt; (ii) premiums paid by the Company with respect to life insurance policies on the lives of Messrs. James T. Cox, Hayes, Porterfield, Haney, William Lyman Cox and Nesbitt payable to beneficiaries designated by Messrs. James T. Cox, Hayes, Porterfield, Haney, William Lyman Cox and Nesbitt of $2,604, $2,721 and $2,660 for Mr. James T. Cox, $1,186, $906 and $714 for Mr. Hayes, $257, $345 and $345 for Mr. Porterfield, $909, $997 and $847 for Mr. Haney, $285, $384 and $374 for Mr. William Lyman Cox and $286 in 2011 for Mr. Nesbitt; (iii) directors fees paid by the Company and the Bank in the amount of $16,650, $16,750 and $16,750 for Mr. Hayes, $16,650, $16,750 and $16,750 for Mr. Haney and $16,650, $16,750 and $16,750 for Mr. William Lyman Cox, (iv) amounts associated with the use of a bank-owned automobile of $3,030, $2,776 and $6,044 for Mr. Hayes, $2,437, $2,686 and $2,591 for Mr. Haney and $2,520, $2,430and $2,601 for Mr. William Lyman Cox, (v) country club dues paid by the Bank of $2,497 for Mr. James T. Cox for 2011, $1,729 for Mr. Hayes for 2011, $1,629 for Mr. Porterfield for 2011, $1,729 for Mr. Haney for 2011 and $2,497 for Mr. William Lyman Cox for 2011 and (vi) interest paid by the Company under the 1994 Employee Stock Purchase Plan of $847 and $848 in 2011 and 2010, respectively, for Mr. William Lyman Cox.

(4) Mr. Cox ceased to be an executive officer on April 29, 2011, but still serves as the Bank's Senior Officer.

Grant of Plan-Based Awards in 2011

        The following table summarizes certain information regarding grants of plan-based awards to the Named Executive Officers in 2011:
									All Other Option
		Estimated Future Payouts			Estimated Future Payouts			All Other Stock	Awards:
		Under Non-Equity Incentive			Under Equity Incentive			Awards:	Number of	Exercise or	Grant Date
		Plan Awards			Plan Awards			Number of	Securities	Base Price	Fair Value
								Shares of Stock	Underlying	of Option	of Stock
	Grant	Threshhold	Target	Maximum	Threshhold	Target	Maximum	or Units (1)	Options	Awards	and Option
Name	Date	($)	($)	($)	($)	($)	($)	(#)	(#)	($/Sh)	Awards
(a)	(b)	(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)	(k)	(l)
Mark A. Hayes	4/16/2011							150	-	$-	$6,000
	10/16/2011	$-	$-	$-	$-	$-	$-	200	-	$-	$8,200

Tracy Porterfield	4/16/2011							100	-	$-	$4,000
	9/4/2011	$-	$-	$-	$-	$-	$-	200	-	$-	$9,000

Don A. Haney	4/16/2011							100	-	$-	$4,000
	10/2/2011	$-	$-	$-	$-	$-	$-	200	-	$-	$8,000

William Lyman Cox	9/4/2011	$-	$-	$-	$-	$-	$-	150	-	$-	$6,750

Milton Nesbitt	9/4/2011	$-	$-	$-	$-	$-	$-	150	-	$-	$6,750

James T. Cox	-	$-	$-	$-	$-	$-	$-	-	-	$-	$-

___________________

(1)    Reflects shares of restricted stock awarded to the Named Executive Officer for which the forfeiture restrictions lapse on the one year anniversary of the grant date. The Named Executive Officer will be allowed to vote the shares and receive dividends declared thereon, if any, in the same amounts as other shares of Common Stock issued by the Company prior to the forfeiture restrictions lapsing.

Outstanding Equity Awards

        The following table sets forth certain information with respect to outstanding equity awards at December 31, 2011.

OUTSTANDING EQUITY AWARDS AT 2011 FISCAL YEAR-END

	Option Awards						Stock Awards
(a)	(b)		(c)	(d)	(e)	(f)	(g)	(h)	(i)	(j)
Equity
									Equity	Incentive
				Equity					Incentive	Plan Awards:
				Incentive					Plan Awards:	Market or
				Plan Awards:					Number of	Payout Value
	Number of		Number of	Number of			Number of	Market Value	Unearned	of Unearned
	Securities		Securities	Securities			Shares or	of Shares or	Shares, Units	Shares, Units
	Underlying		Underlying	Underlying	Option		Units of	Units of	or Other	or Other
	Unexercised		Unexercised	Unexercised	Exercise	Option	Stock That	Stock That	Rights That	Rights That
	Options (#)		Options (#)	Unearned	Price	Expiration	Have Not	Have Not	Have Not	Have Not
Name	Exercisable		Unexercisable	Options (#)	($)	Date	Vested (#) (3)	Vested ($) (4)	Vested (#)	Vested ($)
Mark A. Hayes	-		-	-	$-	-	350	$14,350	-	-

Tracy Porterfield	1,500	(1)	-	-	49.00	12/29/2012	300	12,300	-	-

Don A. Haney	5,000	(2)	-	-	49.00	12/29/2013	300	12,300	-	-

William Lyman Cox	-		-	-	-	-	150	6,150	-	-

Milton Nesbitt	-		-	-	-	-	150	6,150	-	-

James T. Cox	-		-	-	-	-	-	-	-	-

___________________

(1)     Options were scheduled to vest 33.3% on each of December 31, 2005, December 31, 2006 and December 31, 2007. The Board of Directors voted to accelerate the vesting of all then unvested options as of December 31, 2005.

(2)     Options were scheduled to vest 20% on each of December 31, 2003, December 31, 2004, December 31, 2005, December 31, 2006 and December 31, 2007. The Board of Directors voted to accelerate the vesting of all then unvested options as of December 31, 2005.

(3)     Restricted stock awards granted in 2011. These awards vest on the one year anniversary of the grant date.

(4)     Market value is determined by multiplying the price at which the Company's Common Stock was sold on the date closest, but before, December 31, 2011 and of which the Company was aware by the number of shares.

Aggregate Option Exercises During 2011

        The following table sets forth information with respect to restricted shares that vested and the value realized on these shares as of the vesting date for the Company's Named Executive Officers for the year ended December 31, 2011.

OPTION EXERCISES AND STOCK VESTED IN 2011

	Option Awards		Stock Awards
(a)	(b)	(c)	(d)	(e)
	Number of Shares	Value Realized	Number of Shares	Value Realized
	Acquired on Exercise	on Exercise	Acquired on Vesting	on Vesting
Name	(#)	($)	(#)	($)
Mark A. Hayes	-	$-	350	$14,200

Tracy Porterfield	-	$-	300	$13,000

Don A. Haney	-	$-	300	$12,000

William Lyman Cox	-	$-	150	$6,750

Milton Nesbitt	-	$-	150	$6,750

James T. Cox	-	$-	-	$-

        The following table sets forth certain information with respect to the defined benefit component of the Director Plan as described in more detail under "Director Compensation" below:

2011 PENSION BENEFITS

Name	Plan Name	Number of Years	Present Value of	Payments During Last
		Credited Service	Accumulated	Fiscal Year
		(#)	Benefit (1)	($)
			(#)
(a)	(b)	(c)	(d)	(e)
Mark A. Hayes	First National Bank of	10.25	$228,005	-
	Pulaski Amended and
	Restated Directors'
	Deferred
	Compensation Plan
Don A. Haney	First National Bank of	2.33	$8,367	-
	Pulaski Amended and
	Restated Directors'
	Deferred
	Compensation Plan
William Lyman Cox	First National Bank of	2.33	$8,659	-
	Pulaski Amended and
	Restated Directors'
	Deferred
	Compensation Plan
James T. Cox	First National Bank of	8	$144,544	$16,573 (2)
	Pulaski Amended and
	Restated Directors'
	Deferred
	Compensation Plan

__________________

(1)     Includes the present value of the benefit payable to the Named Executive Officer under the defined benefit component of the Director Plan assuming that the Named Executive Officer continues to serve on the Bank's Board of Directors until his normal retirement date. This present value is calculated assuming that the value of the benefit increases until the Named Executive Officer's normal retirement date in an amount necessary to fund the Company's obligation to the Named Executive Officer under the plan applying a discount rate equal to five percent. The present value does not include any amounts associated with the defined contribution component of the Director Plan that became effective on June 1, 2010, as described in more detail below under "Director Compensation."

(2)     Mr. Cox reached the Company's mandatory retirement age for its directors in 2008 and began receiving payments on June 1, 2008.

(3)     Mr. Haney and Mr. William Lyman Cox began participating in the Director Plan as of September 1, 2009.

        Material terms of the Director Plan are described in more detail beginning on page 22.

NONQUALIFIED DEFERRED COMPENSATION TABLE FOR FISCAL 2011

        The following table sets forth certain information with respect to deferrals made by the Company's Named Executive Officers pursuant to the Company's nonqualified deferred compensation plan described below under "Director Compensation", the earnings thereon and the aggregate balance at December 31, 2011:

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
	Last FY(1)	Last FY	Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)
Mark A. Hayes	$9,600	$-	$65,542	$-	$243,972

Tracy Porterfield	-	-	-	-	-

Don A. Haney	9,600	-	2,741	-	24,334

William Lyman Cox	9,600	-	3,716	-	24,626

Milton Nesbitt	-	-	-	-	-

James T. Cox	-	-	23,082	16,573	144,544

___________________
(1)     Represents amounts deferred under the Director Plan.
(2)     Includes the change in present value of the defined benefit component of the Director Plan and for fees deferred after June 1, 2010 the earnings on the defined contribution component of the Director Plan.
(3)     All amounts reported in the columns titled "Executive Contributions in Last FY" and "Aggregate Earnings in the Last FY" are also reported as compensation to such named executive officer in the Summary Compensation Table on Page 17.
(4)     Mr. Haney and Mr. William Lyman Cox began participating in the Director Plan as of September 1, 2009.

Employment Agreements

        On December 22, 2010, the Bank entered into the Employment Agreements with Mark A. Hayes, Tracy Porterfield, Don A. Haney and William Lyman Cox. Pursuant to the Employment Agreements, in the event the executive is terminated without cause (as defined in the Employment Agreements) or if the executive terminates his employment for good reason (as defined in the Employment Agreements), the executive will be entitled to receive his earned, but unpaid compensation, vested and accrued benefits under the Bank's ERISA-based employee benefit plans and accrued but unreimbursed expenses through the date of termination as well as the continuation of the payment of base salary for a period of twelve (12) months following his termination. If the Bank terminates the employment of the executive without cause (as defined in the Employment Agreements) and the executive elects to continue his health insurance coverage under COBRA, the Bank will also be required to pay the Bank's portion of premiums for continuation of the executive's health benefits for twelve (12) months following his termination. The Employment Agreements further provide that in the event the executive's employment is terminated by the Bank without cause (as defined the Employment Agreements) or by the executive for any reason, the executive will be prohibited from competing with the Bank, soliciting or hiring certain employees of the Bank, or inducing certain customers of the Bank to cease doing business with the Bank, in each case for a period of twelve (12) months in any county in Tennessee which the Bank has a branch at the time of termination or at the time the Employment Agreement was entered into.

Potential Payments Upon Termination

        The following is a tabular presentation of the amounts that would be owed the Named Executive Officers pursuant to the various events detailed above assuming the event occurred on December 31, 2011:

	Bank terminates employment	Bank terminates employment
	without cause or employee	for cause or employee
	terminates employment	terminates employment
Name	for good reason (1)	without good reason
Mark A. Hayes (2)	$245,745	$-

Tracy Porterfield	137,492	-

Don A. Haney (2)	197,211	-

William Lyman Cox (2)	148,328	-

Milton H. Nesbitt	-	-

James T. Cox (3)	-	-

_________________________

(1)     Represents continuation of the payment of base salary for a period of twelve months plus the Bank's portion of premiums for continuation of health insurance coverage for twelve months that the employee may elect to continue under COBRA.
(2)     Named Executive Officers that are also directors of the Company would also be entitled to amounts, pursuant to the Director Plan, in the "Nonqualified Deferred Compensation Table for Fiscal 2011" on page 21, which includes the amounts shown in the "2011 Pension Benefits" table on page 20, had they terminated service as a director of the Company on December 31, 2011. Terms of payments made to Named Executive Officers that are also directors of the Company, pursuant to the defined benefit component and the defined contribution component of the Director Plan are described below under "Director Compensation". Payments pursuant to the Director Plan would not commence until 30 days after the director's normal retirement date.
(3)     Mr. James T. Cox retired as a director of the Company in April 2008 and began receiving payments pursuant to the Director Plan on June 1, 2008. Mr. Cox is entitled to amounts shown in the "Nonqualified Deferred Compensation Table for Fiscal 2011" on page 21, which includes amounts shown in the "2011 Pension Benefits" table on page 20.

DIRECTOR COMPENSATION

        The directors of the Company and of the Bank are compensated at the rate of $1,000 for each monthly board meeting of the Company and the Bank attended. Prior to June 1, 2010, directors who participated in the Company's deferred compensation plan were required to defer $800 of each such amount under the Director Plan described in more detail below and receive $200 of each such amount in cash. The Director Plan, which is an unfunded, non-qualified plan, provides for the payment of pre and post-retirement income and death benefits and disability benefits to participants or their designated beneficiaries from amounts previously deferred by participants under the Director Plan. If a participant continues to serve on the Bank's Board of Directors until his or her normal retirement age, the director will be entitled to receive his or her monthly benefit for 180 months beginning thirty days following his or her normal retirement date. The Director Plan seeks to align the director with the interest of the shareholders since continued accruals and monthly benefit payments upon retirement require the Company to remain a going concern. Interest was credited by the Company and the Bank on deferred amounts at rates between 5.25% and 11.40% prior to June 1, 2010. The actual rate was determined by reference to the director's age, length of service on the board and time until he or she reached retirement age.

        On June 15, 2010, in an effort to reduce the volatility caused by interest on deferred amounts accruing at different rates depending on a director's age, length of service on the board and time until the director reached retirement age, and to more closely reflect the current interest rate environment, the Board of Directors approved an amendment (the "Plan Amendment") to the Director Plan. In addition, the Board of Directors approved amendments to the Participation

Agreements applicable to participants in the Director Plan other than James Blackburn as well as an amendment to the Participation Agreement applicable to James Blackburn. The Plan Amendment and the amendments to the Participation Agreements provide that for all participants other than James Blackburn deferrals under the Director Plan are elective rather than mandatory and that such elective deferrals can range from 0% - 100% of such participant's director fees. Previously, participants in the Director Plan were required to elect to defer $800 of their director fees. In addition, for all participants other than Mr. Blackburn, the Director Plan Amendment and the amendment to the Participation Agreements eliminated the defined benefit portion of the Director Plan for all deferrals on or after June 1, 2010 (the "Change-over Date") such that, beginning June 1, 2010, the Director Plan has a defined contribution element. Pursuant to the defined contribution element of the Director Plan, prior to a separation of service, deferrals will bear interest for each participant at the same rate which is an annual rate equal to the daily average of the 10-Year Treasury Note for the previous year plus three percent (3%). After a participant's separation from the board, the remaining unpaid balance in a participant's deferral account for post June 1, 2010 deferrals will continue to bear interest at an annual rate equal to the daily average of the 10-Year Treasury Note for the previous year plus two percent (2%) until paid in full. For those participants in the Director Plan, other than Mr. Blackburn, the amount of the monthly payment to which the participant would be entitled to receive as of the Change-over Date following his or her separation from the board has been fixed and will be paid out to the participant following his or her separation from the board along with the amounts contributed pursuant to the defined contribution element of the Director Plan and the related earnings. Because of his proximity to retirement and the continuing contractual obligations under the Director Plan and the Participation Agreement entered into between Mr. Blackburn and the Company, Mr. Blackburn elected to continue the defined benefit nature of the Director Plan and, as such, will continue to be subject to the mandatory deferral provisions and interest accrual rates under the Director Plan as it existed prior to June 1, 2010. For 2011, Mr. Blackburn's account balance was credited interest at a rate of 11.40% per annum.

        If the participant dies while in active service on the Bank's Board of Directors, the amount of the benefit payable to the participant's benefiary(ies) will be the greater of (A) the defined benefit, as amended by the Plan Amendment, related to deferrals prior to June 1, 2010 plus a monthly amount determined by annuitizing the Elected Deferral Account Balance determined as of Normal Retirement Age using the 10-Year Treasury Note for the previous year plus two percent (2%) as the crediting rate or (B) the defined benefit as defined in the Director Plan before the Plan Amendment. This benefit shall be paid out to the participant's beneficiary over 180 months, commencing thirty days following such participant's death. If the participant dies after his or her service on the Bank's Board of Directors ceases for some event other than death, then he or she shall be entitled to receive the benefit he or she was entitled to receive as a result of such termination event (as described above) and such benefit shall be payable for 180 months and shall commence thirty days following the date of such participant's death.

        Directors are compensated at the rate of $1,000 for each monthly board meeting of the Corporation and Bank attended. Those directors participating in the Director Plan (which included all directors except Ms. Rogers at December 31, 2011) may defer all, none or a portion of these fees as well as any committee fees earned. Those directors of the Bank who serve on the Executive and Loan Committee of the Bank are compensated at the rate of $350 per committee meeting. If meetings of the Executive and Loan Committee extend considerably beyond the usual length, the pay is at the rate of $450 per meeting, for those in attendance. The membership of the Executive and Loan Committee consists of all but one of the members of the Bank's Board of Directors. Additionally, directors who serve on the joint Audit Committee of the Bank and the Company receive $500 per meeting and $200 per meeting held to review the Company's quarterly reports on Form 10-Q and annual report on Form 10-K. The Chairman of the Audit Committee receives $575 per regular meeting and $250 per meeting held to review the Corporation's quarterly reports on Form 10-Q and annual report on Form 10-K. Also, directors who serve on the Nominations and Compensation Committee receive $150 per meeting while the chairman of the Nominations and Compensation Committee receives an additional $75 per meeting. Directors who serve on other committees of the Board of Directors of the Company and the Bank receive $100 to $150 per meeting. Mark A. Hayes, William Lyman Cox and Don A. Haney, the only directors who are also employees of the Bank, receive director fees for meetings of the Board of Directors and Executive and Loan Committee meetings.

        The following table sets forth information concerning fees earned and other compensation paid to the Company's directors for service in 2011.

(a)	(b)	(e)	(g)
		Change in
		Pension Value
		and Deferred
	Fees Earned or	Compensation
	Paid in Cash(2)	Earnings(3)	Total
Name(1)	($)	($)	($)
David E. Bagley	$23,700	$66,139 (3)	$89,877
James K. Blackburn, IV	$22,900	$67,514 (3)	$90,414
Wade Boggs	$23,425	$93,243 (3)	$116,706
James H. Butler	$21,950	$47,084 (3)	$69,072
Gregory G. Dugger	$17,700	$56,069 (3)	$73,807
Charles D. Haney	$13,600	$69,683 (3)	$83,321
Linda Lee Rogers	$17,700	-	$17,700
R. Whitney Stevens, Jr.	$21,850	$7,515 (3)	$29,403
Larry K. Stewart	$17,700	$1,807 (3)	$19,545
Bill Yancey	$22,900	$44,346 (3)	$67,284

___________________

(1)     Compensation for Mr. Hayes, Mr. Haney, and Mr. William Lyman Cox for service on the Company's and the Bank's Board of Directors is reflected in the Summary Compensation Table above.
(2)     Includes for all directors, other than Mr. Bagley and Ms. Rogers, $9,600 that has been deferred pursuant to the Director Plan. Mr. Bagley did not elect to defer any of his fees in 2011. Ms. Rogers did not participate in the Director Plan at December 31, 2011. These deferred amounts are not included in column (e).
(3)     Includes the change in actuarial present value of the defined benefit component of the Director Plan payable to the director under the Director Plan for all directors, except Mr. Blackburn and Ms. Rogers, assuming that the director continues to serve on the Bank's board until his normal retirement date. Includes for Mr. Blackburn the change in the actuarial present value of the defined benefit component of the Director Plan payable to the director under the Director Plan less the current year's deferred amount of $9,600 related to the defined benefit component of the Director Plan assuming Mr. Blackburn continues to serve on the Bank's board until his normal retirement date. Ms. Rogers did not participate in the Director Plan at December 31, 2011. The present value is calculated assuming that the value of the benefit increases until the director's normal retirement date in an amount necessary to fund the Company's obligation to the director under the plan applying a discount rate equal to 5.00%. In 2011, due to the low interest rate environment, the Company changed the discount rate of the defined benefit portion of the Director Plan from 6.00% to 5.00%. This change in the discount rate accounted for a total increase in amounts in column (e) of $296,704. Also includes the preferential portion of interest earned on the defined contribution component of the Director Plan, which is defined as the portion in excess of 120% of the applicable federal long-term rate.

        The Bank has purchased life insurance on the each of the lives of participating directors, for which the Bank is the beneficiary, to help fund the payment of benefits payable to participating directors under this plan. The Bank is likely to recognize a gain on its income statement upon the death of any insured director.

AUDIT COMMITTEE REPORT FOR 2011

        The primary function of our committee is oversight of the Company's financial reporting process, public financial reports, internal accounting and financial controls, and the independent audit of the annual consolidated financial statements. Our members are not professionally engaged in the practice of accounting or auditing, and are not experts in either of those fields or in auditor independence.

        In carrying out our responsibilities, we look to management and the independent registered public accounting firm. Management is responsible for the preparation, presentation and integrity of the Company's financial statements, the financial reporting process and internal controls. The independent registered public accounting firm is responsible for auditing the

Company's annual financial statements in accordance with generally accepted auditing standards and expressing an opinion as to the statement's conformity with generally accepted accounting principles.

        In performance of our oversight function, we have reviewed and discussed the consolidated financial statements with management and Crowe Horwath LLP, the independent registered public accounting firm. Management and Crowe Horwath LLP told us that the Company's consolidated financial statements were fairly stated in accordance with generally accepted accounting principles. We discussed with Crowe Horwath LLP matters required to be discussed by Statement on Auditing Standards No. 61, as amended (AICPA, Professional Standards, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board in Rule 3200T.

        In addition, we have received from Crowe Horwath LLP the written disclosures and letter required by applicable requirements of the Public Company Accounting Oversight Board regarding Crowe Horwath LLP's communications with the audit committee concerning independence, and discussed with Crowe Horwath LLP, the firm's independence from the Company and its management. We considered whether non-audit services provided by Crowe Horwath LLP to the Company are compatible with maintaining the auditor's independence.

        We discussed with Crowe Horwath LLP the overall scope and plans for its audit. We met with Crowe Horwath LLP to discuss the results of its examinations and the overall quality of the Company's financial reporting.

        Based on the matters referred to above, in reliance on management and Crowe Horwath, LLP, and subject to the limitations of our role, we recommended to the Board of Directors, and the Board of Directors has approved, the inclusion of the audited financial statements in the Company's annual report on Form 10-K for the year ended December 31, 2011, for filing with the Securities and Exchange Commission.

David E. Bagley, Chairman	James H. Butler
James K. Blackburn	R. Whitney Stevens, Jr.
Wade Boggs	Bill Yancey

        The foregoing report of the Audit Committee shall not be deemed incorporated by reference by any general statement incorporating by reference the Proxy Statement into any filing under the Securities Act of 1933 or the Exchange Act, except to the extent that the Company specifically incorporates this information by reference, and shall not otherwise be deemed filed under such acts.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

        Serving on the Nominations and Compensation Committee of the Company during 2011 were David Bagley, James K. Blackburn, and Wade Boggs. None of these persons at any time during fiscal 2011 was an employee of the Company or the Bank. In addition, none of these persons has at any time been an officer of the Company or the Bank. In addition, there are no relationships among the Company's executive officers, members of the Nominations and Compensation Committee of the Company or entities whose executives serve on the Board of Directors or the Nominations and Compensation Committee of the Company that require disclosure under applicable SEC regulations concerning relationships between management and the Company or the Bank or concerning indebtedness of management to the Company or the Bank. No executive officer of the Company or the Bank has served as a member of the compensation committee of another entity, one of whose executive officers served on the Nominations and Compensation Committee. No executive officer of the Company or the Bank has served as a director of another entity, one of whose executive officers served on the Nominations and Compensation Committee. No executive officer of the Company or the Bank has served as a member of the compensation committee of another entity, one of whose executive officers served as a director of the Company or the Bank.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

        Some of the Company's officers and directors at present, as in the past, are customers of the Bank, and some of the Company's officers and directors are directors and officers of corporations or members of partnerships that are customers of the Bank. As such customers, they had transactions in the ordinary course of business in 2011 with the Bank, including borrowings, all of which were made in the ordinary course of business and were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other persons. In the opinion of the Board of Directors, these loans did not involve more than a normal risk of collectability or present any other unfavorable features. Related party transactions between the Company or the Bank and the directors or executive officers are approved in advance by the Company's Board of Directors.

PROPOSAL NO. 2
RATIFICATION OF SELECTION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

        The Board of Directors of the Company, as recommended and approved by the Audit Committee, is recommending to the shareholders the ratification of the appointment of the accounting firm of Crowe Horwath LLP to serve as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012. A representative of Crowe Horwath LLP is expected to attend the shareholder's meeting and will have the opportunity to make a statement and respond to appropriate questions from shareholders.

Fees Incurred by the Company from its Independent Registered Public Accounting Firm During 2011 and 2010

        During the years ended December 31, 2011 and December 31, 2010, the Company incurred the aggregate fees set forth below from Crowe Horwath LLP, the Company's registered public accounting firm:

	2011	2010

Audit Fees[1]	$179,427	$175,339
Audit-Related Fees	-	-
Tax Fees[2]	20,400	16,875
All Other Fees[3]	4,855	4,696

Total Fees	$204,682	$196,910

________________________
    Audit Fees include fees billed or expected to be billed related to the annual independent audit of the Company's financial statements and reviews of the Company's annual report on Form 10-K and quarterly reports on Form 10-Q.
    Tax Fees include fees billed or expected to be billed related to tax return preparation and other tax related assistance, planning and advice.

    Represents fees paid to Crowe Horwath LLP for compliance related software.

        The Audit Committee also has adopted a formal policy concerning approval of audit and non-audit services to be provided by the independent registered public accounting firm to the Company. The policy requires that all services the

Company's independent registered public accounting firm may provide to the Company, including audit services and permitted audit-related and non-audit services, be pre-approved by the Audit Committee. The Audit Committee approved all audit and non-audit services provided by Crowe Horwath LLP during fiscal 2011 prior to Crowe Horwath LLP performing such services.

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF CROWE HORWATH LLP AS THE COMPANY'S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

SHAREHOLDERS' PROPOSALS

        In order for any proposals by shareholders to be included in the Company's 2013 proxy statement and to be considered at the 2013 annual meeting, all such proposals intended for presentation at the 2013 annual meeting must be mailed to Tracy Porterfield, Chief Financial Officer and Secretary/Treasurer, First Pulaski National Corporation, 206 South First Street, Pulaski, Tennessee 38478 and must be received no later than December 7, 2012.

        Proposals should be sent to the Company by certified mail, return receipt requested, and must comply with Rule 14a-8 of Regulation 14A of the proxy rules of the SEC.

        For any other shareholder proposals to be timely (but not considered for inclusion in the Company's 2013 proxy statement) a shareholder must forward such proposal to Mr. Porterfield at the address set forth above prior to February 20, 2013.

ANNUAL REPORT AND FORM 10-K

        The annual report of the Company to its shareholders for the fiscal year 2011 is being delivered with this proxy statement.

        Copies of the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission will be mailed to shareholders without charge, upon written request made to: Tracy Porterfield, Chief Financial Officer and Corporate Secretary/Treasurer, First Pulaski National Corporation, 206 South First Street, P.O. Box 289, Pulaski, Tennessee, 38478, (931) 363-2585.

                                                                                                                                            By order of the Board of Directors

                                                                                                                                             /s/Tracy Porterfield
                                                                                                                                             Tracy Porterfield
                                                                                                                                             Corporate Secretary

APPENDIX A

FIRST PULASKI NATIONAL CORPORATION AND
FIRST NATIONAL BANK OF PULASKI

CHARTER FOR:	JOINT AUDIT COMMITTEE OF THE BOARD OF DIRECTORS
LAST REVISION DATE:	DECEMBER 20, 2011
BOARD APPROVAL DATE:	DECEMBER 20, 2011
DEPARTMENT RESPONSIBLE FOR MAINTAINING POLICY:	AUDIT

TABLE OF CONTENTS

Purpose

This charter identifies the purpose, authority and responsibility of the Joint Audit Committee of the Board of Directors.

  TITLE

The title of this Committee shall be the Audit Committee of the Board of Directors of First National Bank of Pulaski (the "Bank") and First Pulaski National Corporation (the "Holding Company").

  COMPOSITION

The Board of Directors of each of the Bank and the Holding Company shall elect annually an Audit Committee comprised of not fewer than four directors, and the Audit Committee's composition will meet the applicable definition of the New York Stock Exchange (the "NYSE") with respect to independence of its members. One of the members shall be appointed Chairman of the Audit Committee.

All of the members of the Audit Committee shall be directors who have no relationship to the Bank or the Holding Company that may interfere with the exercise of their independent judgment in carrying out the responsibilities of a director (unless, as to one non-independent member, the Board of Directors, under exceptional and limited circumstances, determines that membership is required by the best interests of the Bank, the Holding Company, and the Holding Company's shareholders).

  DUTIES AND RESPONSIBILITES

The Audit Committee is a standing committee of each of the Board of Directors of the Holding Company and the Bank, as the case may be. The Audit Committee provides a liaison between the Board of Directors, management, regulatory examiners, external auditors, the internal auditors, loan review officer, and compliance officer. The purposes of the Audit Committee are to provide assistance to the Board of Directors in fulfilling its statutory and fiduciary responsibilities for examination of the Holding Company and the Bank and to determine that the Holding Company and the Bank each have adequate administrative, operating, and internal accounting controls and are operating in accordance with their prescribed procedures and codes of conduct. The Audit Committee shall have the discretionary authority to review all required regulatory reports presented by internal audit, compliance, loan review, management and the independent registered public accounting firm and take appropriate action. Actions taken will be reported to the full Board of Directors at its next regularly scheduled meeting, unless there is a need to do so sooner. The Audit Committee's monitoring responsibility recognizes that the Holding Company's and the Bank's management are responsible for preparing the Holding Company's and the Bank's financial statements in accordance with generally accepted accounting principles and that the outside auditors are responsible for auditing those financial statements. Additionally, the Audit Committee recognizes that the Holding Company's and the Bank's financial management, as well as its outside auditors, have more time, knowledge and more detailed information on the Holding Company and the Bank and each of their financial reports than do the Audit Committee members; consequently, in carrying out its responsibilities, the Audit Committee is not providing any expert or special assurance as to the Holding Company's or the Bank's financial statements and is not conducting an audit or investigation of the financial statements or determining that the Holding Company's or the Bank's financial statements are true and complete or are in accordance with generally accepted accounting principles. The primary duties and responsibilities of the Audit Committee shall be to:

    Review reports prepared by the Internal Auditing Department related to overall auditing activities, significant findings and recommendations and to monitor management's responses thereto.
    Review and approve the annual audit plan of the Internal Auditing Department for the conduct of audits and other reviews of the Holding Company and the Bank and monitor adherence to the plan.
    Review reports prepared by the Loan Review Officers related to loans reviewed and exceptions noted during the reviews.

    Review reports of compliance reviews and findings submitted by the Compliance Officer.
    Review the internal quarterly evaluation of the Allowance for Loan and Lease Losses.
    Select the external auditor, approve their compensation, evaluate their performance and review any comments included in the external auditor's "Management Letter" related to internal controls of the Holding Company or the Bank.
    Review all regulatory examination reports of the Bank and monitor management's response to said reports.
    Review details of all known or suspected defalcations involving any Director, officer, or employee of the Holding Company or the Bank. Review details of all robberies, mysterious disappearances or defalcations exceeding $1,000.
    Assure the adequacy of the audit, compliance, and loan review staffing, independence, and training.
    Report to the Board of Directors of the Bank and/or the Holding Company, as the case may be, summarizing the work performed in fulfilling the Audit Committee's primary responsibilities. Written minutes shall be taken of all Audit Committee meetings by a secretary appointed by the Audit Committee for such purposes.
    Review the Holding Company's quarterly report on Form 10-Q, including the Holding Company's interim financial results and the Holding Company's disclosures under "Management's Discussion and Analysis of Financial Condition and Results of Operations" with management, the external auditor and the internal auditors prior to the filing of that report with the SEC. The Audit Committee will also review the Chief Executive Officer and the Chief Financial Officer their certifications in and/or accompanying such report.
    Review and discuss annually with the external auditor the matters required to be discussed by SAS 61 and SAS 90, as amended or supplemented. Review with management, the external auditor, and the internal auditors the Holding Company's financial statements and the disclosures in the Form 10-K, including those under "Management's Discussion and Analysis of Financial Condition and Results of Operations," and following such review, recommend to the full Board of Directors that such audited financial statements be included in the annual report Form 10-K and filed with the Securities and Exchange Commission ("SEC"). The Audit Committee will also review with the Chief Executive Officer and Chief Financial Officer their certifications in and/or accompanying such report.
    Request from the outside auditors before entering into an initial engagement and annually thereafter a formal written statement delineating all relationships between the outside auditors and the Holding Company and/or the Bank that may impact the objectivity and independence of the outside auditors, consistent with the Public Company Accounting Oversight Board's applicable requirements and the provisions of the Sarbanes-Oxley Act of 2002, then applicable to the Holding Company and/or the Bank.
    Discuss with the outside auditors in an active dialogue any such disclosed relationships and their impact on the outside auditors' independence;
    If determined appropriate by the Audit Committee, recommend that the Board of Directors take appropriate action in response to the outside auditor's report to ensure the outside auditor's independence.
    Approve in advance all auditing services and permissible non-audit services to be performed by the external auditor (including the fees and terms thereof).
    Ensure that the external auditor provides the Audit Committee with timely reports, which the Audit Committee reviews, of (1) all critical accounting policies and practices, (2) all alternative treatments of financial information within generally accepted accounting principles that have been discussed with management, the effects of using such alternatives, and the treatment preferred by the independent auditing firm, and (3) other material written communications between the independent auditor and management.

    The Audit Committee shall review annually and submit for inclusion in the Holding Company's annual meeting proxy statement an Audit Committee Report setting forth the information required by the proxy rules of the SEC, including the fact that the Audit Committee has discussed with the outside auditors matters relating to their independence and matters relating to SAS No. 61 and No. 90 and the fact that the Audit Committee has recommended to the Board that the audited financial statements be included in the Holding Company's Form 10-K.
    The Audit Committee shall monitor the Holding Company's compliance with the Sarbanes-Oxley Act and review Management's Certification of report of effectiveness of the Holding Company's internal control over financial reporting.
  ENGAGEMENT CONSIDERATIONS

The Holding Company is required under SEC rules and regulations to have an independent financial audit performed annually by an independent registered public accounting firm.

External Audits
The Audit Committee will engage the external auditors. An engagement letter will be accepted and must be sufficient in scope to render an opinion on the consolidated financial statements.

Under the 12 CFR 363 guidelines section "Role of the Independent Public Accountant," certain requirements for peer review are discussed. The Holding Company will choose an external auditor that participates in a peer review consistent with American Institute of Certified Public Accountants ("AICPA") and SEC standards. The results of the peer review are available to management and the board of directors for inspection. Prior to engaging an external auditor, the Holding Company will verify that the external audit firm has met the general qualifications, the terms of independence, and a review by a peer committee, per AICPA and SEC standards.

The Board of Directors and management of the Holding Company and the Bank, take responsibility for the combined financial statements of the corporations. It is the external auditors' responsibility to render an opinion on the financial statements based on their audit. If a management letter, or any document prepared by the external auditors that contains significant suggestions or recommendations regarding the Holding Company's and the Bank's financial statements and reporting, is received from the external auditors, a copy of this document will be filed with the appropriate federal and state banking agencies.

Upon the engagement, dismissal, or resignation of its external auditor, the Holding Company and the Bank will notify the SEC, any other appropriate federal banking agency, and any appropriate financial institution supervisor, and the accountant named therein in writing of the event, including the reasons the change of external auditors was made.

The Holding Company and the Bank expects auditors to perform the audit in accordance with GAAS, which require that the external auditors plan and perform the audit in a manner that reasonably ensures that the financial statements are free of material misstatements.

It is the responsibility of the Audit Committee to determine that the outside auditor is in compliance with the registration requirements of the Sarbanes Oxley Act of 2002 and the implementing rules of the SEC.

The Audit Committee must pre-approve any non-audit services which are allowed by Sarbanes Oxley. Any services classified as "prohibited non-audit services" in Section 10A(g) of the Securities Exchange Act of 1934, amended, shall not be performed by the outside auditor.

Responsibilities of External Auditors
An outside independent audit will be performed on an annual basis. After the audit is performed, the Holding Company's Board of Directors expect the external auditors to issue a report containing their opinion of whether the financial statements fairly present in all material respects the financial position of the Holding Company and the results of its operations of its cash flows for the fiscal year, in conformity with GAAP.

All findings of the outside independent audit will be reported directly by the external auditors to the Holding Company Board of Directors. The external auditor is required to allow any of the Holding Company's or the Bank's regulatory bodies to review work papers upon request.

The external auditor may be engaged to provide support in scope and methodologies for the internal auditor. Such assistance will pertain to the establishment of stronger internal controls and consulting on establishing operating policies and procedures.

The independence of the external auditor is also vital. Therefore, the board has adopted the following to ensure that the external auditor's independence is not impaired:

  The Bank will not extend credit to any partner of the external auditor's firm or to any individual employed by the firm who is working on the engagement.
  All contact with the external auditors will be on a contract basis, and at no time will external auditors make management decisions.
  The Holding Company and the external auditing firm will not share any of the same directors.
  Members of the external audit firm must not hold stock in the Holding Company.

It will be the responsibility of the outside auditor to comply with the applicable provisions of the Sarbanes Oxley Act of 2002 and the SEC implementing rules. These responsibilities include, but are not limited to, registration with and review by the Public Company Accounting Oversight Board, and compliance with requirements relating to timely reports to the audit committee.

Types of Regulatory Information to be Provided to the External Auditor
The Holding Company's directors and management understand that they may request the auditors to attend examination exit conferences on the completion of fieldwork or other meetings between the supervisory examiners and the Holding Company's directors or management.

The Holding Company is mindful of the requirements of confidentiality with information contained in its examination reports, inspection reports, and supervisory discussions.

Section 36 of the FDIA (12 USC 183(m), as added by FDICA, and section 7(a) of the FDIA (12 USC 1817(a), as amended by the Financial Institutions Reform, Recovery and Enforcement Act of 1989, require that copies of various confidential regulatory reports and supervisory actions be given to external auditors. Information to be given includes:

  Most recent call reports.
  Most recent examination report and other related correspondence; and
  Any supervisory actions, such as memoranda of understanding or written agreements against the institution or its affiliates.

The Holding Company will ensure that the independent auditors understand the confidentiality requirements regarding the reports of examination and any other documents they receive.

  MEETINGS

  The Audit Committee shall meet at least once during the first and second month of each quarter or more often if necessary to discharge the responsibilities established by this Charter. The first month of each quarter Loan Review will report to the Audit Committee and the Senior Credit Officer will review the Allowance for Loan and Lease Losses with the Audit Committee. Audit and Compliance will report on the second month meeting. The Audit Committee may request the presence of management, auditors, or others to provide pertinent information at any committee meeting it deems prudent.

  LEGAL COUNSEL

The Bank's legal counsel shall be available to the Audit Committee for advice or counsel at any time that the Audit Committee deems necessary. The Audit Committee shall also have the authority to retain, at the Holding Company's expense, outside legal, accounting or other advisors without prior permission of the Board of Directors or management. Such counsel shall be independent of the Holding Company and the Bank.

FIRST PULASKI NATIONAL CORPORATION
PROXY FOR ANNUAL MEETING OF SHAREHOLDERS ON APRIL 26, 2012
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION

PLEASE MARK, SIGN, DATE AND RETURN IN THE ADDRESSED POSTAGE PAID ENVELOPE PROVIDED

        The undersigned hereby appoints Mark A. Hayes, Donald A. Haney and Tracy Porterfield, or any one of them as Proxies, each with the power to appoint his substitute, and hereby authorizes them or any of them to represent and to vote, as designated below, all the Common Stock of First Pulaski National Corporation held by the undersigned on March 20, 2012, at the annual meeting of its shareholders to be held at the First National Bank of Pulaski Cox and Curry Center, 206 South First Street, Pulaski, Tennessee 38478, on Thursday, April 26, 2012, at 2:00 P.M., CDT or any adjournment or adjournments thereof, with all power the undersigned would possess if personally present.

Management recommends a vote of "FOR" proposals (1) and (2).

(1)      Election of directors
           [    ]   FOR ALL OF THE NOMINEES

           [    ]   WITHHOLD AUTHORITY FOR ALL OF THE NOMINEES

           [    ]   FOR ALL EXCEPT (see instruction below)

INSTRUCTION: TO WITHHOLD AUTHORITY TO VOTE FOR ONE OR MORE OF THE NOMINEES, MARK "FOR ALL EXCEPT" ABOVE AND STRIKE A LINE THROUGH HIS OR HER NAME IN THE LIST BELOW:

David E. Bagley William Lyman Cox Mark A. Hayes Bill Yancey	James K. Blackburn, IV Gregory G. Dugger Linda Lee Rogers	Wade Boggs Charles D. Haney R. Whitney Stevens, Jr.	James H. Butler Donald A. Haney Larry K. Stewart

(2)        Ratification of the selection of Crowe Horwath LLP as the Company's independent registered public accounting firm for the fiscal year ending December 31, 2012.

FOR [ ]	AGAINST [ ]	ABSTAIN [ ]

(3)        Whatever other business may be brought before the meeting or any adjournment or adjournments thereof. Management at present knows of no other business to be presented at the meeting.

        THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER(S). IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED "FOR" PROPOSALS (1) AND (2).

        TO WITHHOLD DISCRETIONARY AUTHORITY TO VOTE ON OTHER MATTERS AT ANNUAL MEETING, CHECK THIS BLOCK  [    ].

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE CORPORATION AND MAY BE REVOKED PRIOR TO ITS EXERCISE.
IN WITNESS WHEREOF, I have hereunto set my hand this the __________ day of April, 2012.

Number of shares: _____________	Proxy Number: ___________

Signature of Shareholder(s), including title when signing as attorney, executor, administrator, trustee, guardian or corporate officer. If shares are held jointly, each shareholder named should sign.